EX-23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-91656, 333-78475, 333-38638, 333-58670, 333-98933, 333-114744, 333-124925, 333-144143, 333-161418, and 333-197770 on Form S-8 of our report dated February 23, 2015 (May 6, 2015 as to the effects of the segment changes described in Note 1), relating to the consolidated financial statements of Avis Budget Group, Inc. and subsidiaries, appearing in this Current Report on Form 8-K dated May 6, 2015 of Avis Budget Group, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
New York, NY
May 6, 2015